Exhibit 10.1

*Confidential Treatment has been

requested for the marked portions

of this exhibit pursuant to Rule

24b-2 of the Securities Exchange

Act of 1934, as amended.

AMENDMENT NO. 4 TO

EXCLUSIVE SUBLICENSE AGREEMENT

THIS AMENDMENT NO. 4 (the “Amendment”) dated as of May 8, 2009 to the Exclusive Sublicense Agreement by and between Alkermes, Inc., a Pennsylvania corporation with its principal offices at 88 Sidney Street, Cambridge, MA 02139 (“Alkermes”), and Targeted Genetics Corporation, a Washington corporation with its principal offices at 1100 Olive Way, Suite 100, Seattle, Washington 98101 (“Targeted”),

WITNESSETH:

WHEREAS, Alkermes and Targeted entered into an Exclusive Sublicense Agreement dated June 9, 1999, as previously amended on March 12, 2002, May 29, 2003 and March 9, 2007 (the “Agreement”); and

WHEREAS, Alkermes, on the one hand, and Children’s Hospital Research Foundation and Children’s Hospital Inc., on the other hand, have entered into various amendments to the License Agreement between these parties, dated as of April 10, 1996 (the “AAV License Agreement”), which is the license agreement underlying the Agreement; and

WHEREAS, in accordance with the terms and conditions hereinafter set forth, Alkermes and Targeted now wish to amend the Agreement to conform to the changes made to the AAV License Agreement pursuant to such amendments;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein, the Parties agree as follows:

1. Definitions. Unless otherwise provide herein, all defined terms used in this Amendment shall have the same meanings as set forth in the Agreement. The Agreement shall be amended to add the following new definitions:

“1.18 “Customers” means research institutes, academic institutions, universities and other organizations of higher education, and/or hospitals that contract with Licensor for the manufacture of Licensed Products. In no event shall a Customer be (a) a for-profit entity or (b) a not-for-profit foundation, such as the [*]. A Customer must own or control rights in the product, or use thereof, that it desires Licensor to manufacture and supply using the rights Licensor retains under the AAV License Agreement, which ownership or control may be evidenced solely from a filing of a patent application regarding such Licensed Product or its use.

1.19 “Educational and Research Purposes” means education and/or research activities which includes clinical trials up to or consisting of Phase II Clinical Trials.

1.20 “Funders” means not-for-profit organizations, including not-for-profit foundations such as the [*], and governmental entities such as the National Institutes of Health.

1.21 “Licensor” means Children’s Hospital Research Foundation and Children’s Hospital Inc.”

2. Section 2.2. Section 2.2 of the Agreement shall be deleted in its entirety and replaced with a new Section 2.2 which shall read as follows:

“2.2 Reserved Rights.

(a) Alkermes reserves unto itself the personal, non-transferable right to make, have made, and use Licensed Product(s) and Licensed Material in the Fields of Use for internal research purposes only, and for no other purpose in the Fields of Use.

(b) Alkermes reserves for Licensor the non-exclusive right to use and have used the Licensed Patent Rights, Licensed Products and/or Licensed Processes, and associated information and technology of Licensor, (i) for research and/or educational purposes; and (ii) subject to Sections 2.2 (c) and (d), to manufacture products containing AAV vectors for use by Licensor and Customers for Educational and Research Purposes. The reservation of rights in this Section 2.2(b) does not permit, in any way, any entity except Licensor from using the Licensed Patent Rights, Licensed Products or Licensed Processes, and associated information and technology of Licensor, to manufacture Licensed Products.

(c) Customers may only receive funding for the manufacture by Licensor of Licensed Products under this Section 2.2 by either self-funding or receiving money from Funders. Licensed Products manufactured and supplied by Licensor pursuant to this Section 2.2 shall not, in whole or in part, be funded by, owned by, optioned or licensed for development and commercialization to a for-profit entity at the time the Licensed Product is so manufactured by Licensor or during the conduct of clinical trials utilizing such Licensed Product so manufactured. A not-for-profit organization, including Licensor, may receive funding from a Funder for the manufacture by Licensor of products pursuant to this Section 2.2; provided however, that such funding for the manufacture by Licensor by any one Funder shall not exceed [*] per year per Licensed Product manufactured and, in the event that the Customer receives funding from a Funder that is a not-for-profit foundation, the not-for-profit foundation must not own or have licensed any patent rights necessary or useful for the Licensed Products manufactured by Licensor, other than a non-exclusive license or option to any inventions made during the manufacture by Licensor of Licensed Products pursuant to Section 2.2 and funded by such not-for-profit foundation. In no instance shall Licensor receive any funding from [*] relating to the manufacture of Licensed Products consistent with this Section 2.2. Nothing herein shall limit Licensor’s or a Customer’s ability to receive funding from any source for any purpose, including Educational and Research Purposes, not related to the manufacture of a Licensed Product under this Section 2.2.

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(d) Restrictions on Manufacturing. In no event shall Licensor manufacture and supply any Licensed Products pursuant to this Section 2.2 for Educational and Research Purposes on the following without the prior written consent of Alkermes, which consent shall be provided on behalf of Alkermes by its sublicensee Targeted: [*]. Alkermes shall be informed by Licensor of any such consent provided by Alkermes’ sublicensee, Targeted. Licensor will not grant the right to use Licensed Products manufactured and supplied to Customers by Licensor pursuant to this Section 2.2 by for-profit entities (excluding those conducting the clinical trials, e.g. hospitals, and the CROs administering them).”

3. Section 2.4. The penultimate sentence of Section 2.4 of the Agreement shall be deleted in its entirety and replaced with a new penultimate sentence which shall read as follows:

“Targeted shall keep Alkermes apprised of all ongoing sublicensing negotiations and the general nature of same in a timely manner; Targeted shall also give Alkermes prompt notification of the identity and address of each Sublicensee with whom it concludes a Sublicense Agreement and shall supply Alkermes with a copy of each such Sublicense Agreement.”

4. Section 2.6. Section 2.6 of the Agreement shall be deleted in its entirety and replaced with a new Section 2.6 which shall read as follows:

“2.6 At any time after the date which is the [*] anniversary of the Effective Date, Targeted shall, upon receipt of notice from Alkermes to such effect, enter into good faith negotiations to enter into a sublicense agreement with a proposed sublicensee designated by Alkermes in such notice, with respect to any of the Additional Fields of Use for which Targeted, its Affiliates or Sublicensee(s) have not initiated Phase I Clinical Trials; provided that entering into such negotiations is not inconsistent with obligations of Targeted to any Sublicensee. Targeted shall consider a request from Alkermes to conduct good faith negotiations to enter into a sublicense agreement with a proposed sublicensee, prior to the [*] anniversary, in fields in which Targeted does not have any ongoing research efforts, but shall have no obligation to enter into such a sublicense agreement. Any such sublicense agreement described in this Section 2.6, if entered into, shall be subject to Section 2.4 above.”

5. Sections 2.7 and 2.8. The Agreement shall be amended to add the following new Sections 2.7 and 2.8:

“2.7 Development Efforts. Targeted shall keep Alkermes reasonably informed of Targeted’s efforts in any particular Field of Use, including Targeted’s development and commercialization of Licensed Products or Licensed Processes, and provide written status reports at least annually regarding same; provided, however, that if Licensor requires Alkermes to provide written status reports semi-annually, then Targeted shall, upon receipt of written notice from Alkermes, provide such status reports to Alkermes on

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a semi-annual basis. If at any time Targeted elects not to pursue any particular Field of Use or elects not to diligently pursue development or sublicensing of Licensed Products or Licensed Processes for commercial use, Targeted shall promptly inform Alkermes in writing of same. Thereafter, Targeted shall release its rights therein, and Alkermes shall be free to grant any and all such rights to any third party.

2.8 Government Funding. Targeted acknowledges that the U.S. Government retains a none-exclusive, non-transferable, irrevocable, paid-up license to practice and have practiced any government-funded invention claimed in the Licensed Patent Rights as set forth in 35 U.S.C. §§200-211 and shall cause any Licensed Products or Licensed Processes to be substantially manufactured in the United States in accordance with 35 U.S.C. §204, as applicable and unless waived.”

6. Section 3.4. The Agreement shall be amended to add the following new Section 3.4:

“3.4 Waiver. Alkermes hereby waives any applicable milestone and royalty obligations set forth in this Article 3, if: (a) such obligations arise solely from activities of [*] (to the extent [*] is a sublicensee under the Licensed Patent Rights at the time such activities occur) in furtherance of developing and selling a Licensed Product in only [*], as that term is defined in Attachment A annexed hereto and incorporated herein by reference (which shall be amended from time to time as necessary to reflect [*]); and (b) consideration is not paid to Targeted for any such milestone or royalty, including consideration received in lieu of cash payments therefor. On an annual basis, Targeted shall certify in writing to Alkermes that no payments were received that, absent this waiver, would have been due Alkermes. Nothing in the foregoing shall be interpreted as a waiver, or otherwise to prevent Alkermes from receiving milestones and royalties pursuant to this Agreement for any Licensed Product (even a Licensed Product of [*]): (i) if such Licensed Product is sold outside of [*]; or (ii) if the activity triggering such milestone payment corresponds with or is relied on to support (A) development of a Licensed Product for sale outside of [*] or (B) sale of a Licensed Product outside of [*]. For example, if a Licensed Product is commercialized for [*] and Targeted then starts development of a Licensed Product for sale outside [*] and regulatory bodies in [*] allow, based on review of previous data generated on the Licensed Product for [*], a Phase III Clinical Trial to begin in [*], then Targeted shall pay all milestones related to earlier development achievements.”

7. Section 15.1. Section 15.1 of the Agreement shall be deleted in its entirety and replaced with a new Section 15.1 which shall read as follows:

“15.1 Targeted agrees to indemnify, hold harmless and defend Alkermes, Licensor, its Affiliates and sublicensees and their respective trustees, directors, officers, employees and agents, against any and all claims, suits, losses, damages, costs, fees and expenses, including reasonable attorneys’ fees, resulting from or arising out of Targeted’s exercise of its rights granted under this Agreement including, but not limited to, product liability, and damages, losses or liabilities whatsoever with respect to death or injury to any person

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and damage to any property arising from the development, production, manufacture, import, sale, lease, consumption, advertisement, possession, use or operation of Licensed Products by Targeted, its Affiliates or its Sublicensees or their customers in any manner whatsoever.”

8. Section 15.3. Section 15.3 of the Agreement shall be deleted in its entirety and replaced with a new Section 15.3 which shall read as follows:

“In the event of any claim for which indemnification will be sought pursuant to Sections 15.1 or 15.2, the indemnified party will give the indemnifying party prompt written notice of such claim. The indemnifying party shall have the sole right to control the defense and settlement of any such claim and shall not be liable for any settlement that the indemnifying party does not approve in writing in advance; provided, however, that the indemnifying party shall not settle any such claim, if such settlement may have an adverse effect on the indemnified parties or admit the fault thereof, without the prior written consent of the same, which consent shall not be unreasonably withheld. The indemnified party will cooperate fully with the indemnifying party, at the indemnifying party’s expense, in connection with the defense and settlement of any such claim and may, at its option and expense, be represented in any such action or proceeding.”

9. Section 15.4. The words “and Licensor, its Affiliates and sublicensees” shall be added after the word “Alkermes” each time it appears in the second sentence of Section 15.4 of the Agreement.

10. Miscellaneous. Except as specifically modified or amended hereby, the Agreement shall remain in full force and effect in accordance with its terms. No oral promise, covenant or representation of any character or nature has been made to induce any Party to enter into this Amendment. No provision of this Amendment may be modified or amended except expressly in a writing signed by both Parties and referencing this Amendment. In addition, no term of this Amendment shall be waived except expressly in a writing referencing this Amendment that is signed by the Party making such waiver.

11. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument. A Party’s signature may be transmitted by facsimile or electronically, thereby constituting a signed and delivered document.

[signature page follows]

5	*Confidential Treatment Requested.

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment by their duly authorized officers and representatives, effective as of the day and year first above written.

Targeted Genetics Corporation		Alkermes, Inc.

By:	/s/ B.G. Susan Robinson	By:	/s/ Michael Landine
Name:	B.G. Susan Robinson	Name:	Michael Landine
Title:	President & CEO	Title:	Senior Vice President

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ATTACHMENT A

[*]

[*]

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